Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:

Tim Enns, Vice President, Investor Relations & Business Development, SuperGen, Inc.,

800-353-1075, ext. 111

Jeannine Medeiros, Euro RSCG Life NRP 415-901-3709

BULLETIN!	BULLETIN!	BULLETIN!

SuperGen will hold a telephone conference call today, Friday, April 23, 2004 at 8:30 a.m. (EDT) / 5:30 a.m. (PDT). Dr. James Manuso, President and Chief Executive Officer; Edward Jacobs, Chief Operating Officer; and Michael Molkentin, Chief Financial Officer, will discuss issues and answer questions relating to this news release. Those wishing to participate in the call should call 800-901-5231 or 617-786-2961 and enter Passcode: 81296527 at approximately 8:20 a.m. (EDT). Those who do not wish to participate may listen to the live ‘webcast’ of the conference call by visiting www.supergen.com. Upon conclusion, an audio recording of the call will be available on the website for 90 days.

SuperGen Reports 2004 First Quarter

Financial Results

DUBLIN, Calif., April 23, 2004 - SuperGen Inc. (NASDAQ: SUPG) today reported financial results for the first quarter ended March 31, 2004.

Total revenues for the 2004 first quarter were $1,098,000 compared to $2,176,000 for the same period in 2003.  The primary reason for the decrease in total revenues is due to the recent Medicare rollback of Nipent® (pentostatin for injection) pricing resulting in an interruption of physician reimbursement.

Total operating expenses for the 2004 first quarter were $13,549,000 compared with $13,402,000 for the same period in 2003. Total operating expenses for the 2004 first quarter included a non-cash charge of $500,000 to be paid in Company common stock to the Stehlin Foundation as a milestone payment due upon notification by the Food and Drug Administration, or FDA, of the acceptance for filing of the New Drug Application, or NDA, for Orathecin™ and a non-cash charge of approximately $429,000 related to the vesting of performance based stock options upon the FDA’s acceptance for filing of the NDA for Orathecin.  The increase in operating expenses from the non-cash charges was offset by a general reduction in other operating expenses.  Loss from operations for the 2004 first quarter was $12,451,000 compared with $11,226,000 for the same period in 2003.

The Company reported a net loss for the 2004 first quarter of $18,735,000, or $0.48 per share, compared with a net loss of $11,666,000, or $0.35 per share, for the same period in 2003. The increase in net loss for the 2004 first quarter when compared to the same period in 2003 is primarily due to various non-cash accounting entries related to the convertible debt instruments executed in February and June 2003 and the private placement of shares of our common stock completed in March 2004.  The net loss for the 2004 first quarter includes a non-cash charge of $3,616,000 related to the derivative accounting treatment of initially unregistered warrants issued in connection with the private placement of shares of our common stock completed in March 2004 in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, $948,000 in interest expense and $4,019,000 in amortization of deemed discount on convertible debt partially offset by the change in the valuation of derivative of $2,212,000.  The interest expense, amortization of deemed discount on convertible debt and change in the valuation of derivative pertain to the $42,500,000 convertible debt proceeds raised in February and June 2003.

As of March 31, 2004, the Company had $56,537,000 in cash, cash equivalents, marketable securities, restricted cash and investments.

Selected highlights from the 2004 first quarter include:

•                  During March 2004, the Company completed a private placement of 4.9 million shares of its common stock at $7.00 per share, for aggregate proceeds of $34.3 million.  The transaction included the sale of warrants exercisable for an aggregate of 735,000 shares of the Company’s common stock at an exercise price of $10.00 per share.

•                  During March 2004, the note holders from the Company’s June 2003 $21.3 million convertible note transaction approved the release of $10.6 million in funds previously held in escrow.  These funds became unrestricted and are available to be used for working capital purposes.

•                  On March 26, 2004, the FDA officially accepted the Orathecin NDA for filing.  The FDA indicated the user fee goal date for the Orathecin NDA is November 26, 2004.  This date is the target date for the completion of the FDA’s review and resulting action letter for the filed NDA.

•                  On March 31, 2004, the Company reported the results from the randomized Phase III study of Dacogen™ (decitabine) for injection as a treatment for myelodysplastic syndrome, or MDS.  The data demonstrated that Dacogen met the primary endpoint of the study by producing a clinically significant delay in progression to acute myelogenous leukemia or death.  The study results were also statistically significant using the Wilcoxon method, but not using the Log Rank test.  Both statistical analyses were required by the study protocol.

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the acquisition, rapid development and commercialization of therapies for solid tumors, hematological malignancies and blood disorders. The Company’s website can be reached at www.supergen.com.

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby. The forward-looking statements include statements regarding expectations regarding demand for Nipent and related revenues, expectations about Orathecin and its completed FDA submission, expectations about the submission of the NDA for Dacogen, expectations regarding the commercialization of Orathecin and Dacogen and expectations regarding future revenue and operating and net income or loss. The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such factors may include, but not limited to, risks and uncertainties related to regulatory approval of Orathecin and Dacogen, conducting and completing clinical trials and obtaining regulatory approval of our other products and product candidates, and the successful commercialization of our products, if approved. For example, anticipated Nipent demand may continue to be lower than expected due to the introduction of competing drugs or other factors, the analysis by the FDA of Orathecin data may take longer than currently anticipated due to its size and complexity and the data may not support FDA approval, and the results of the Dacogen study may not support the submission of an NDA. Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, or if the introduction of new products is delayed, for any reason, including regulatory delay. References made to the discussion of risk factors are detailed in the Company’s filing with the Securities and Exchange Commission including the report on Form 10-K as amended for the year ended December 31, 2003. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Condensed consolidated statements of operations and balance sheets to follow....

SUPERGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2004	2003
Revenues:
Net sales revenue	$1,098	$2,176
Other revenue	—	—
Total revenues	1,098	2,176

Operating expenses:
Cost of sales	551	754
Research and development	7,450	6,733
Selling, general, and administrative	5,548	5,915
Total operating expenses	13,549	13,402

Loss from operations	(12,451)	(11,226)

Interest income	87	129
Interest expense	(948)	(186)
Amortization of deemed discount on convertible debt	(4,019)	(216)
Other than temporary decline in value of investments	—	—
Change in valuation of derivatives	(1,404)	(167)

Net loss	$(18,735)	$(11,666)

Basic and diluted net loss per common share	$(048)	$(035)

Weighted average shares used in basic and diluted net loss per common share calculation	39,229	32,875

SUPERGEN, INC

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$32,719	$5,055
Marketable securities	10,614	7,565
Restricted cash and investments	—	10,680
Accounts receivable, net	824	507
Due from related parties	286	319
Inventories	4,477	3,965
Prepaid financing costs	1,109	1,811
Prepaid expenses and other current assets	2,818	2,292
Total current assets	52,847	32,194

Marketable securities, non-current	1,179	1,957
Investment in stock of related parties	831	883
Due from related parties, non-current	101	118
Property, plant and equipment, net	4,252	4,420
Developed technology at cost, net	221	365
Goodwill, net	731	731
Other intangibles, net	1,040	111
Restricted cash and investments, non-current	11,194	13,927
Other assets	30	30
Total assets	$72,426	$54,736

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$3,581	$3,558
Convertible debt, current portion, net of discounts	6,362	13,593
Derivative liability	3,293	5,505
Payable to AVI BioPharma, Inc	565	565
Deferred revenue	1,667	—
Accrued payroll and employee benefits	2,131	2,193
Total current liabilities	17,599	25,414

Deferred rent	839	808
Deferred revenue, non-current	—	1,667
Total liabilities	18,438	27,889

Stockholders’ equity	53,988	26,847
Total liabilities and stockholders’ equity	$72,426	$54,736